UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2015

SCRIPSAMERICA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-54550	26-2598594
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Corporate Office Centre Tysons II
1650 Tysons Boulevard, Suite 1580
Tysons Corner, VA 22102

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 957-7622

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2015, Anderson L. Triggs accepted his appointment to our Board of Directors to fill an existing vacancy.

Mr. Triggs is 35 years of age. From 2012 to present, Mr. Triggs has been the Operations Manager of United Pharmacy in West Palm Beach where he is responsible for its compliance with federal and state regulations applicable to its pharmacy operations including licensing. Additionally, he is responsible for management of retail/sterile compounding pharmacy operations.

From 2011 to present, Mr. Triggs has served as a consultant in compliance and operations matters for various compounding pharmacies.

From April 2007 to June 2012, Mr. Triggs served as the Operations Manager for Palm Beach Pharmaceuticals in Palm Beach Gardens, FL where he was responsible for operational management of its retail/sterile compounding pharmacy including personnel, licensing, sourcing raw materials, federal and state compliance, inventory, production, quality control, coordination with physicians, research and development and an annual budget that exceeded $2,000,000. Palm Beach Pharmaceuticals serviced 3,500 patients in 43 states.

As our Director, Mr. Triggs brings his expansive knowledge of pharmaceutical compliance and operations.

Mr. Triggs received a Master’s Degree in Business Administration with Honors in May of 2010 from Nova Southeastern University in Davie Florida. Mr. Triggs received a Bachelor’s Degree in Business Administration from Florida Atlantic University in Boca Raton Florida. Mr. Triggs received his Associates Degree in Business Administration in 2007 from Indian River Community College.

Prior to his civilian education and employment, Mr. Triggs had a distinguished career in the United States Army.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2015

SCRIPSAMERICA, INC.

By: /s/ Robert Schneiderman

Robert Schneiderman
Chief Executive Officer